As filed with the Securities and Exchange Commission on July 9, 2014

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

BROOKLINE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3402944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

131 Clarendon Street, Boston, Massachusetts	02117
(Address of Principal Executive Offices)	(Zip Code)

BROOKLINE BANCORP, INC.

2014 EQUITY INCENTIVE PLAN

(Full title of the plan)

Paul A. Perrault

Brookline Bancorp, Inc.

131 Clarendon Street

Boston, Massachusetts 02117

(Name and address of agent for service)

(617) 425-4600

(Telephone number, including area code, of agent for service)

Copy  to:

William P. Mayer, Esq.
Samantha M. Kirby, Esq.
Goodwin Procter LLP
Exchange Place, 53 State Street
Boston, Massachusetts 02109

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer”, “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☐

(do not check if you are a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)		Proposed maximum aggregate offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value	1,750,000	(2)	$9.33	(3)	$16,327,500	(3)	$2,102.98

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which may become issuable under the Brookline Bancorp, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) by reason of any stock splits, stock dividends, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Brookline Bancorp, Inc.’s outstanding shares of common stock.

(2)   Reflects the number of shares of common stock reserved for issuance under the 2014 Plan for any future grants of restricted stock.

(3)   Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee.  The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low sale prices of Brookline Bancorp, Inc.’s common stock as reported on the NASDAQ Global Market on July 8, 2014.

PART I

INFORMATION REQUIRED IN THIE SECTION 10(A) PROSPECTUS

Brookline Bancorp, Inc., a Delaware corporation (the “Registrant” or the “Company”) has sent or given or will send or give documents containing the information specified by Part I of this registration statement on Form S-8 (the “Registration Statement”) to participants in the 2014 Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  Such documents do not need to be filed with the Commission and the Registrant is not filing such documents. However, these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)   The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 3, 2014, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

(b)   The Registrant’s Current Report on Form 8-K filed on May 9, 2014;

(c)   The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (filed on May 9, 2014); and

(d)   The description of the Registrant’s Common Stock, par value $0.01 per share, containing the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 3, 2002.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

Pursuant to the Registrar’s certificate of incorporation, the Registrant has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

The exhibits to this registration statement are listed on the Exhibit Index attached hereto and incorporated herein by reference.

Item 9.                   Undertakings.

A.    The undersigned Registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

i.      To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that it is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts on July 9, 2014.

Brookline Bancorp, Inc.

By:	/s/ Paul A. Perrault
Paul A. Perrault
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Perrault and Carl M. Carlson, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul A. Perrault	Chief Executive Officer and President	July 9, 2014
Paul A. Perrault	(Principal Executive Officer)

/s/ Carl M. Carlson	Chief Financial Officer	July 9, 2014
Carl M. Carlson	(Principal Financial and Accounting Officer)

/s/ Joseph J. Slotnik	Chairman of the Board	July 9, 2014
Joseph J. Slotnik

/s/ David C. Chapin	Director	July 9, 2014
David C. Chapin

/s/ John J. Doyle, Jr.	Director	July 9, 2014
John J. Doyle, Jr.

/s/ Margaret Boles Fitzgerald	Director	July 9, 2014
Margaret Boles Fitzgerald

/s/ John A. Hackett	Director	July 9, 2014
John A. Hackett

/s/ John L. Hall II	Director	July 9, 2014
John L. Hall II

/s/ Thomas J. Hollister	Director	July 9, 2014
Thomas J. Hollister

/s/ Bogdan Nowak	Director	July 9, 2014
Bogdan Nowak

/s/ Charles H. Peck	Director	July 9, 2014
Charles H. Peck

/s/ Merrill W. Sherman	Director	July 9, 2014
Merrill W. Sherman

/s/ Rosamond B. Vaule	Director	July 9, 2014
Rosamond B. Vaule

/s/ Peter O. Wilde	Director	July 9, 2014
Peter O. Wilde

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 of the Registrant’s Form S-1 filed on April 10, 2002, and incorporated herein by reference).

4.2	Amended and Restated Bylaws (previously filed as Exhibit 3.02 of the Registrant’s Form 8-K filed on January 10, 2013, and incorporated herein by reference).

4.3	Specimen common stock certificate (previously filed as Exhibit 4 to the Registrant’s Form S-1 filed on April 10, 2002, and incorporated herein by reference).

4.4	Brookline Bancorp, Inc. 2014 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Registrant’s Form 8-K filed on May 9, 2014, and incorporated herein by reference).

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Goodwin Procter LLP. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).